Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007		2006

Income from continuing operations before noncontrolling interests	$114,929	$69,114	$105,412	$91,234	$67,918	$22,546		$24,890

Interest expense	112,494	100,801	137,384	88,442	63,621	67,054		50,598
Interest within rental expense	2,154	1,921	2,604	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	275	29	288	(140)	(335)	—		—

Earnings available to cover fixed charges	$229,852	$171,865	$245,688	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	112,494	100,801	$137,384	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	2,154	1,921	2,604	2,633	2,619	1,971		680
Capitalized interest	13,643	7,141	10,241	9,196	18,351	12,264		4,028

	128,291	109,863	150,229	100,271	84,591	81,289		55,306

Preferred stock dividends	15,671	29,396	37,004	40,404	38,564	19,330		13,780

Fixed charges and preferred stock dividends	$143,962	$139,259	$187,233	$140,675	$123,155	$100,619		$69,086

Ratio of earnings to fixed charges	1.79	1.56	1.64	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred stock dividends	1.60	1.23	1.31	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007		2006

Income from continuing operations before noncontrolling interests	$114,929	$69,114	$105,412	$91,234	$67,918	$22,546		$24,890

Interest expense	112,494	100,801	137,384	88,442	63,621	67,054		50,598
Interest within rental expense	2,154	1,921	2,604	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	275	29	288	(140)	(335)	—		—

Earnings available to cover fixed charges	$229,852	$171,865	$245,688	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	112,494	100,801	$137,384	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	2,154	1,921	2,604	2,633	2,619	1,971		680
Capitalized interest	13,643	7,141	10,241	9,196	18,351	12,264		4,028

	128,291	109,863	150,229	100,271	84,591	81,289		55,306

Preferred unit distributions	15,671	29,396	37,004	40,404	38,564	19,330		13,780

Fixed charges and preferred unit distributions	$143,962	$139,259	$187,233	$140,675	$123,155	$100,619		69,086

Ratio of earnings to fixed charges	1.79	1.56	1.64	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred unit distributions	1.60	1.23	1.31	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9,048.